As filed with the Securities and Exchange Commission on March 12, 2021

Registration No. 333-253920

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

AMENDMENT NO. 1

TO

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

(Exact name of registrant as specified in its charter)

State of Israel	3841	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2 Ha-Tidhar St., Ra’anana, 4366504 Israel Tel: +972.4.6230333	Puglisi & Associates 850 Library Ave., Suite 204 Newark, DE 19711 Tel: (302) 738-6680
(Address, including zip code, and telephone number,	(Name, address, including zip code, and telephone
including area code, of registrant’s principal executive offices)	number, including area code, of agent for service)

Copies to:

Oded Har-Even, Esq.	Reut Alfiah, Adv.	Joseph M. Lucosky, Esq.
David Huberman, Esq. Sullivan & Worcester LLP 1633 Broadway New York, NY 10019 Tel: 212.660.3000	Sullivan & Worcester Tel-Aviv (Har-Even & Co.) 28 HaArba’a St. HaArba’a Towers, North Tower, 35th Floor Tel-Aviv, Israel 6473925 T +972.74.758.0480	Scott E. Linsky, Esq. Lucosky Brookman LLP 101 Wood Avenue South, 5th Floor Woodbridge, NJ 08830 Tel: 732.395.4400

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards † provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment is filed solely to file Exhibits 3.1, 3.2, 10.1, 10.2, 10.4, 10.5, 10.6, 10.7 and 10.8, and to reflect such filings in the Index to Exhibits. No change is made to the preliminary prospectus constituting Part I of the Registration Statement or Items 6, 7, or 9 of Part II of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors, Officers and Employees

Indemnification

The Israeli Companies Law 5759-2999, or the Companies Law, and the Israeli Securities Law, 5728-1968, or the Securities Law, provide that a company may indemnify an office holder against the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	a financial liability imposed on him or her in favor of another person by any judgment concerning an act performed in his or her capacity as an office holder, including a settlement or arbitrator’s award approved by a court;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder (a) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (1) no indictment (as defined in the Companies Law) was filed against such office holder as a result of such investigation or proceeding; and (2) no financial liability as a substitute for the criminal proceeding (as defined in the Companies Law) was imposed upon him or her as a result of such investigation or proceeding, or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; or (b) in connection with a monetary sanction;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder or imposed on him or her by a court (1) in proceedings that the company institutes, or that another person institutes on the company’s behalf, against him or her; (2) in a criminal proceedings of which he or she was acquitted; or (3) as a result of a conviction for a crime that does not require proof of criminal intent; and

●	expenses incurred by an office holder in connection with an Administrative Procedure under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees. An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent Procedures or Interruption of procedures subject to conditions) to the Securities Law.

The Companies Law also permits a company to undertake in advance to indemnify an office holder, provided that if such indemnification relates to financial liability imposed on him or her, as described above, then the undertaking should be limited and shall detail the following foreseen events and amount or criterion:

●	to events that in the opinion of the board of directors can be foreseen based on the company’s activities at the time that the undertaking to indemnify is made; and

●	in amount or criterion determined by the board of directors, at the time of the giving of such undertaking to indemnify, to be reasonable under the circumstances.

We intend to enter into indemnification agreements with all of our directors and with all members of our senior management. Each such indemnification agreement will provide the office holder with indemnification permitted under applicable law and up to a certain amount, and to the extent that these liabilities are not covered by directors and officers insurance.

Exculpation

Under the Companies Law, an Israeli company may not exculpate an office holder from liability for a breach of his or her duty of loyalty, but may exculpate in advance an office holder from his or her liability to the company, in whole or in part, for damages caused to the company as a result of a breach of his or her duty of care (other than in relation to distributions), but only if a provision authorizing such exculpation is included in its articles of association. Our amended and restated articles of association provide that we may exculpate, in whole or in part, any office holder from liability to us for damages caused to the company as a result of a breach of his or her duty of care, but prohibit an exculpation from liability arising from a company’s transaction in which our controlling shareholder or officer has a personal interest. Subject to the aforesaid limitations, under the indemnification agreements, we exculpate and release our office holders from any and all liability to us related to any breach by them of their duty of care to us to the fullest extent permitted by law.

Limitations

The Companies Law provides that the Company may not exculpate or indemnify an office holder nor enter into an insurance contract that would provide coverage for any liability incurred as a result of any of the following: (1) a breach by the office holder of his or her duty of loyalty unless (in the case of indemnity or insurance only, but not exculpation) the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice us; (2) a breach by the office holder of his or her duty of care if the breach was carried out intentionally or recklessly (as opposed to merely negligently); (3) any act or omission committed with the intent to derive an illegal personal benefit; or (4) any fine, monetary sanction, penalty or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to certain office holders or under certain circumstances, also by the shareholders.

Our amended and restated articles of association permit us to exculpate (subject to the aforesaid limitation), indemnify and insure our office holders to the fullest extent permitted or to be permitted by the Companies Law.

Item 7. Recent Sales of Unregistered Securities

Set forth below are the sales of all securities by the Company since the Company’s incorporation in February 2018, which were not registered under the Securities Act. The Company believes that each of such issuances was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, Rule 701 and/or Regulation S under the Securities Act.

On February 27, 2018, upon our incorporation, we issued an aggregate of 1,013,055 Ordinary Shares for no consideration to our Founders and certain advisors.

On November 1, 2020, we issued 68,986,945 bonus shares for no consideration to our existing shareholders.

On December 3, 2020, we issued to IML and its affiliates, pursuant to the Termination Agreement: (i) 21,974,196 Ordinary Shares at a price per share of A$0.14 (approximately $0.094) upon the conversion of funds; (ii) 2,871,013 Ordinary Shares at a price per share of A$0.16 (approximately $0.107) upon the conversion of funds; (iii) 2,950,000 Ordinary Shares issued to a promoter; and (iv) options to purchase additional an 6,211,309 Ordinary Shares at an exercise price equal to the price per Ordinary Share in this offering.

In December 2020 through March 2021, we entered into certain equity investment agreements, which we refer to as Simple Agreements for Future Equity, or SAFEs, for aggregate proceeds of $5,414,593. Out of the amounts we received under the SAFEs, $2,803,844 will be converted into our Ordinary Shares, at a conversion rate equal to the lower of (i) our company valuation cap of $35,000,000, or (ii) a discount of 30% from the per share price of our Ordinary Share in the event of an initial public offering, merger, acquisition or other liquidity event. However, if an initial public offering, merger, acquisition, other liquidity event or dissolution event does not take place within 24 months from December 2020, then the subscription amount under such SAFEs will convert into our Ordinary Shares as follows: (i) investors representing an aggregate of $1,426,155 of the SAFEs will convert at a conversion price reflecting a company valuation of $17,500,000, and (ii) investors representing an aggregate of $1,377,689 of the SAFEs will convert at a conversion price reflecting a company valuation of $35,000,000. In addition, if the subscription amounts under the SAFEs is converted to Ordinary Shares in connection with an initial public offering, then we will issue the SAFE investors warrants to purchase our Ordinary Shares with an exercise price equal to the public offering price in such offering, as follows: (i) investors representing an aggregate of $1,426,155 of the SAFEs shall receive 75% warrant coverage with a four year warrant, and (ii) investors representing an aggregate of $1,377,689 of the SAFEs shall receive 50% warrant coverage with a three year warrant.

The remaining $2,610,749 we received under the SAFEs will be converted into our Ordinary Shares, at a conversion rate equal to the lower of (i) our company valuation cap of $70,000,000, or (ii) a discount of 30% from the per share price of our Ordinary Share in the event of an initial public offering, merger, acquisition or other liquidity event. However, if an initial public offering, merger, acquisition, other liquidity event or dissolution event does not take place within 24 months from December 2020, then the subscription amount under such SAFEs will convert into our Ordinary Shares at a conversion price reflecting a company valuation of $70,000,000. In addition, if the subscription amounts under the SAFEs is converted to Ordinary Shares in connection with an initial public offering, then we will issue the SAFE investors warrants to purchase our Ordinary Shares with an exercise price equal to the public offering price in such offering with 50% warrant coverage with a three year warrant.

In January through March 2021, we entered into a convertible loan agreements for the aggregate amount of $3,484,113. These convertible loan agreements have a maturity date of May 31, 2021 and 5.0% per annum accrued quarterly. Upon completion of our initial public offering on the Nasdaq Capital Market, the loan amount under the convertible loan agreements will convert to Ordinary Shares at a conversion rate equal to a discount of 20% from the per share price of our Ordinary Share in our initial public offering. Additionally, the investors will receive warrants to purchase our Ordinary Shares with an exercise price equal to the public offering price in such offering with 50% warrant coverage with a three year warrant.

Since February 2018, we have granted to our directors, officers, employees and other service providers options to purchase an aggregate of 274,623 Ordinary Shares (prior to the bonus shares adjustment) under our 2019 Plan, with an exercise prices ranging between A$0.01 (approximately $0.0067) and A$7.8969 (approximately $5.3) per share. On November 30, 2020, we requested the Israeli Tax Authority to reduce the exercise price of all Ordinary Shares underlying our outstanding options to NIS 0.01 per share. After the bonus shares adjustment, the exercise prices of the Ordinary Shares underlying the options we issued ranges between $0.0001 and $0.1143 per share. As of March 5, 2021, no options granted to our directors, officers and employees and other service providers under the 2019 Plan were exercised, and 28,896 options were cancelled, forfeited, expired, or were otherwise not granted, such that the total outstanding amount of options to our directors, officers and employees and other service providers under the 2019 Plan as of February 17, 2021 is 18,279,226 (reflecting 264,541 options prior to the bonus shares adjustment).

Item 8. Exhibits and Financial Statement Schedules

Exhibits:

Exhibit Number	Exhibit Description

1.1*	Form of Underwriting Agreement by and among Inspira Technologies Oxy B.H.N. Ltd. and the underwriters named therein.
3.1**	Amended and Restated Articles of Association of Inspira Technologies Oxy B.H.N. Ltd. currently in effect.
3.2**	Amended and Restated Articles of Association of Inspira Technologies Oxy B.H.N. Ltd. to be in effect upon the consummation of this offering.
5.1*	Opinion of Sullivan & Worcester Tel Aviv (Har-Even & Co.), Israeli counsel to Inspira Technologies Oxy B.H.N. Ltd.
10.1**	Form of Indemnification Agreement.
10.2**	Inspira Technologies Oxy B.H.N. Option Plan.
10.3**	Initial Public Offering Implementation Deed, dated May 20, 2019, by and among the Company, Insense Medical Pty Ltd., Udi Nussinovitch, Joe Hayon, Dagi Ben-Noon and Newburyport Partners Pty Ltd
10.4**	Convertible Bridge Loan Agreement, dated July 1, 2019, by and between the Company and Insense Medical Pty Ltd.
10.5**	Deed of Variation of Initial Public Offering Implementation Deed, dated July 18, 2019, by and among the Company, Insense Medical Pty Ltd., Udi Nussinovitch, Joe Hayon, Dagi Ben-Noon and Newburyport Partners Pty Ltd
10.6**	Agreement, dated November 27, 2020, by and among the Company, Insense Medical Pty Ltd., Udi Nussinovitch, Joe Hayon, Dagi Ben-Noon and Newburyport Partners Pty Ltd.
10.7**	Form of Simple Agreement for Future Equity.
10.8**	Form of Convertible Loan Agreement
10.9*	Inspira Technologies Oxy B.H.N. Compensation Policy.
23.1^	Consent of Ziv Haft, a member firm of BDO, independent registered public accounting firm.
23.2*	Consent of Sullivan & Worcester Tel Aviv (Har-Even & Co.) (included in Exhibit 5.1)
24.1^	Power of Attorney.
99.1^	Registrant’s Representation Pursuant to Requirements of Form 20-F, Item 8.A.4.

*	To be filed by an amendment.
**	Filed herewith.
^	Previously filed.

Financial Statement Schedules:

All financial statement schedules have been omitted because either they are not required, are not applicable or the information required therein is otherwise set forth in the Company’s financial statements and related notes thereto.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.	If the registrant is relying on Rule 430B:

A.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness of the date of the first contract or sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date and underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

(1) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Ra’anana Israel on March 12, 2021.

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

By:	/s/ Dagi Ben-Noon
Dagi Ben-Noon
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement on Form F-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dagi Ben-Noon	Chief Executive Officer, Director	March 12, 2021
Dagi Ben-Noon	(Principal Executive Officer)

/s/ Joe Hayon	Chief Financial Officer, President and Director	March 12, 2021
Joe Hayon	(Principal Financial and Accounting Officer)

*	Director	March 12, 2021
Dr. Udi Nussinovitch

*	Director, Chairman of the Board of Directors	March 12, 2021
Prof. Benad Goldwasser

*By:	/s/ Dagi Ben-Noon
Dagi Ben-Noon
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, Puglisi & Associates, the duly authorized representative in the United States of Inspira Technologies Oxy B.H.N. Ltd., has signed this registration statement on March 12, 2021.

Puglisi & Associates Authorized U.S. Representative

/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director